Exhibit 99.1

FOR IMMEDIATE RELEASE

Sonic Automotive Announces Proposed Private Placement

CHARLOTTE, NC (August 4, 2003) – Sonic Automotive, Inc. (NYSE: SAH) announced today that it intends to offer $200 million of Senior Subordinated Notes due 2013. The offering will be made by means of a private placement to qualified institutional buyers pursuant to Rule 144A, or in offshore transactions pursuant to Regulation S, promulgated under the Securities Act of 1933, as amended (the “Act”). The offering is expected to close in mid-August. Sonic will use the net proceeds from the offering to redeem in full all of the Company’s outstanding 11% Senior Subordinated Notes due 2008, including redemption premium, and to repay a portion of the indebtedness outstanding under Sonic’s existing revolving credit facility, which amounts may be reborrowed for general corporate purposes, including future acquisitions.

The securities to be offered in the private placement will not be registered under the Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Act and applicable state securities laws or applicable exemptions from these registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the Act or the securities laws of any state.

Contact:	E. Lee Wyatt, Chief Financial Officer of Sonic Automotive, Inc., (704) 566-2415.

J. Todd Atenhan, Investor Relations of Sonic Automotive, Inc., (888) 766-4218.

Bill Steers, Media Relations of Sonic Automotive, Inc., (888) 766-4219.